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Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.'s 333-52704, 333-52716, 333-59795 and 333-29745) and Form S-3 (No.'s 333-87103, 333-68197, 333-52971, and 333-47777) of Daou Systems, Inc. of our report dated February 4, 2005, except for the seventh and eighth paragraphs of Note 8 and Note 14, as to which the date is August 11, 2005 with respect to the consolidated financial statements and schedule of Daou Systems, Inc. included in the Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2004.

Philadelphia, Pennsylvania August 11, 2005	/S/ ERNST & YOUNG LLP

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  Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM